259 Putnam Asset Allocation Funds Balanced Portfolio attachment
3/31/07 Semi annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	13,210
Class B	1,790
Class C	806

72DD2 (000s omitted)

Class M	243
Class R	81
Class Y	1,846

73A1

Class A	0.112
Class B	0.066
Class C	0.069

73A2

Class M	0.082
Class R	0.097
Class Y	0.127

74U1 (000s omitted)

Class A	124,531
Class B	26,565
Class C	12,100

74U2 (000s omitted)

Class M	2,984
Class R	869
Class Y	14,749

74V1

Class A	12.48
Class B	12.40
Class C	12.27

74V2

Class M	12.46
Class R	12.41
Class Y	12.50



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.